Exhibit 99.2

NEWS

Georgia Gulf Announces Settlement Agreement

ATLANTA, GEORGIA – July 15, 2008 — Georgia Gulf Corporation (NYSE: GGC) today announced that it has entered into a settlement agreement with certain holders (the “Signing Holders”) of its 7 1/8 percent senior notes due 2013 who submitted a notice of default on June 6, 2008.  Approval of the lenders under the Company’s bank credit agreement is required for the consent fee payment and the 2003 Indenture amendment described below.

In connection with the settlement agreement, the Signing Holders have delivered to the trustee for the 7 1/8 percent notes a notice of withdrawal of the notice of default dated June 6, 2008, and the Company and those holders will file for dismissal of the related litigation.  In connection with, among other things, the dismissal of the litigation and certain restrictions and obligations of the Signing Holders with regard to their holdings of the Company’s securities, the Company has agreed to pay $1.4 million of the legal fees of the Signing Holders.

The Company intends to solicit the consents of all holders of the 7 1/8 percent notes to the amendment and has agreed to pay a fee of $1.5 million to all consenting note holders pro rata to their respective holdings.  The Signing Holders and an additional holder of such notes, who together hold a majority in principal amount of the 7 1/8 percent notes, have delivered to the Company consents to an amendment to the related indenture.  The amendment, once effective, will amend certain covenants in the indenture, and provide a waiver of defaults, if any.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to uncertainties regarding the receipt of approvals to the proposed amendment to the 2003 indenture and the related consent payment by the Company’s bank lenders, uncertainties related to the completion of the other transactions contemplated by the settlement agreement, continued compliance with covenants in our credit facility and availability of funds thereunder, future global economic conditions, economic conditions in the industries to which our products are sold, industry production capacity, raw materials and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended March 31, 2008.

CONTACTS:

Georgia Gulf Corporation
Investor Relations:

Martin Jarosick

(770) 395-4524

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